Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

AUGME TECHNOLOGIES TO HOLD

ANNUAL MEETING OF STOCKHOLDERS

NEW YORK — June 15, 2012 — Augme® Technologies, Inc. (OTCBB: AUGT), (“Augme”) (“the Company”) a technology and services leader in interactive media marketing that offers the only patented end-to-end mobile marketing and mobile advertising platform, today announced it will hold its Annual Meeting of Stockholders on July 30, 2012 at 10:00 a.m. EDT at Augme’s headquarters, 350 7th Avenue, 2nd Floor, New York, New York 10001.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT.OB) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 175,000 campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 12 issued patents and over 80 pending patents in the U.S. and internationally with over 2,000 claims in the Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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